EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES FIRST QUARTER 2008 RESULTS

Net Loss of $1.2 Million

Diluted Loss Per Share of $0.08,

Excluding Pre-Tax Restructuring Expenses of $2.0 million, Diluted Earnings Per Share of $0.01

Alpharetta, GA, May 8, 2008.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2008	2007
	First Quarter	First Quarter

Net Sales	$189.8	$170.3
Restructuring Expenses	2.0	2.7
Operating Profit	0.0	9.1
Net Income (Loss)	(1.2)	4.2

Earnings (Loss) Per Share – Diluted	$(0.08)	$0.27
Plus: Restructuring Expenses Per Share – Diluted	0.09	0.11
Earnings Per Share Without Restructuring Expenses – Diluted*	$0.01	$0.38

Average Shares – Diluted	15.4	15.7

*Earnings Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings (Loss) Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported a first quarter 2008 net loss of $1.2 million compared with net income of $4.2 million during the first quarter of 2007.  The diluted loss per share was $0.08 compared with diluted earnings per share of $0.27 in the prior-year quarter.  Restructuring expenses decreased earnings per share during the first quarters of 2008 and 2007 by $0.09 and $0.11, respectively.  Excluding restructuring expenses, earnings per

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share of $0.01 for the first quarter of 2008 declined relative to diluted earnings per share of $0.38 for the first quarter of 2007.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “The first quarter 2008 financial results for Schweitzer-Mauduit were disappointing.  Although we expected the first quarter of 2008 to be the lowest earnings quarter of the year, results were more severely impacted than expected by significant inflationary cost increases, especially energy, combined with a longer than planned start-up of a rebuilt paper machine in France and unfavorable currency impacts.  We realized increased earnings from higher sales volumes of reconstituted tobacco leaf products and cigarette paper used in lower ignition propensity, or LIP, cigarettes, but this was not enough to offset negative changes in our business.  During the first quarter, we completed the 35 million euro acquisition of the 28 percent minority share in our reconstituted tobacco leaf business in France.  As a result of the acquisition, as well as lower cash generation from operations due to lower earnings, higher capital spending and increased working capital, we increased debt by $93.9 million during the first quarter.”

Additional information regarding Schweitzer-Mauduit’s first quarter 2008 results and full year outlook can be found in our report to the U.S. Securities and Exchange Commission filed on May 7, 2008 on Form 10-Q.

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during 2006 and 2007 in France and the United States and during the third quarter of 2007 in Brazil.  As a result of these restructuring actions, employment at the affected locations is expected to decrease by approximately 600 employees from 2006 levels.  Reductions totaling approximately 420 employees have been achieved through March 31, 2008 at these locations, with decreases of nearly 40 employees occurring during the first quarter of 2008.  The announced restructuring activities are expected to be completed during 2008.

The primary restructuring activities that occurred during the first quarter of 2008 include completion of the capital investments and initiation of those operations at Papeteries de Mauduit, or PdM, the largest of the Company’s three French paper operations, and progress towards qualification of base tipping paper from our Brazilian operation to replace current supplies from the Lee Mills in the U.S. and the Malaucene mill in France.

In accordance with applicable U.S. generally accepted accounting principles, restructuring expenses associated with these actions were recognized during the first quarters of both 2008 and 2007, resulting in pre-tax charges of $2.0 and 2.7 million, respectively.  We currently estimate pre-tax expenses from 2006 through 2008 for all announced restructuring activities to be in the range of $51 to $54 million, comprised of $29 to $31 million in severance and other cash costs and $22 to $23 million in asset impairment charges, accelerated depreciation and other non-cash costs.  Restructuring expenses of $47.1 million, or approximately 90 percent of the total projected, have been recognized through March 31, 2008

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First Quarter 2008 Results

Net sales were $189.8 million in the three month period ended March 31, 2008, an 11.5 percent increase over the prior-year quarter.  Net sales increased $11.4 million as a result of favorable foreign currency exchange rate impacts, $7.4 million due to higher average selling prices, primarily due to an improved mix of products sold, and $0.7 million from increased sales volumes.

Operating profit was zero in the three month period ended March 31, 2008 versus an operating profit of $9.1 million in the prior-year quarter.  Excluding pre-tax restructuring expenses, operating profit was $2.0 million during the first quarter of 2008 compared with $11.8 million during the first quarter of 2007.  The lower operating profit was primarily due to $8.3 million from inflationary cost increases, especially energy, $5.3 million from start-up costs related to the rebuild of a paper machine at PdM and $4.0 million from unfavorable foreign currency impacts, partially offset by an improved mix of products sold and increased sales volumes.

Excluding restructuring expenses from each unit’s results, the French segment’s operating profit was $0.7 million in the three month period ended March 31, 2008, a decrease of $8.9 million from an operating profit of $9.6 million in the prior-year quarter.  The U.S. segment’s operating profit was $5.8 million for the first quarter of 2008, a $1.0 million increase from an operating profit of $4.8 million during the prior-year quarter.  Brazil’s operating loss was $1.7 million during the three month period ended March 31, 2008, compared with an operating profit of $0.2 million during the prior-year quarter.

Interest expense of $2.4 million during the first quarter of 2008 increased from $1.3 million in the prior-year quarter due to higher outstanding debt levels.  Other income (expense), net was an expense of $1.6 million versus income of $0.1 million for the three month periods ended March 31, 2008 and 2007, respectively, primarily due to foreign currency transaction losses in the current period.

The provision (benefit) for income taxes in the three month period ended March 31, 2008 reflected an effective tax rate of 65 percent compared with 24 percent in the prior-year quarter.  The difference in effective tax rates was primarily due to the loss in 2008 versus income in 2007, the favorable tax impact of our foreign holding company structure and the geographic mix of taxable earnings.

Minority interest in earnings of subsidiaries decreased from $1.7 million to $0.2 million in the current year quarter due to our January 2008 purchase of the 28 percent minority interest of LTR Industries, S.A., or LTRI.

The net loss and diluted loss per share were unfavorable versus the prior-year net income and diluted income per share by $5.4 million and $0.35 per share, respectively.   Excluding restructuring expenses, earnings per share totaled $0.01 during the first quarter of 2008 compared with $0.38 per share in the prior year quarter.

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Cash Flow and Quarterly Dividend

Net cash used in operations totaled $8.0 million for the first quarter of 2008 compared with $10.1 million provided by operations in the prior-year quarter.  Our current period net operating cash flow was negatively impacted by a $12.1 million increase in operating working capital and lower operating results.  Capital spending was $18.6 million and $9.0 million during the three month periods ended March 31, 2008 and 2007, respectively.  The increase in capital spending was primarily due to $7.2 million incurred at PdM for a paper machine rebuild and improvements to the bobbin slitting process, $1.2 million for steam network improvements at Papeteries de Saint-Girons S.A.S. and $1.2 million for a new slitting machine in the Philippines.

In January 2008, the 35 million euro (approximately $51 million) acquisition of the minority shares in LTRI was completed along with the final $1.9 million equity injection into the China paper joint venture, and both were funded from existing credit facilities.

As a result of these factors, combined with foreign currency translation impacts, total debt increased by $93.9 million, or 93 percent, during the first quarter of 2008.

Schweitzer-Mauduit announced a quarterly common stock dividend of $0.15 per share on April 25, 2008.  The dividend will be payable on June 9, 2008 to stockholders of record on May 12, 2008.

Business Comments and Outlook

Mr. Deitrich added, “Primarily as a result of inflationary cost increases, a longer than expected start-up of the rebuilt paper machine in France and unfavorable foreign currency impacts, Schweitzer-Mauduit faces a more difficult full year earnings outlook than previously expected. Continued growth in sales of reconstituted tobacco leaf products in France, especially given full ownership of this business effective January 30, and cigarette paper for LIP cigarettes in the United States are expected to continue to benefit earnings in 2008 and beyond.  However, for 2008 we now project that full year earnings will not achieve our previous guidance of exceeding $1.50 per share, excluding restructuring expenses.

“During the first quarter of 2008, benefits from cost reduction initiatives did not offset inflation.  Inflation impacts on operating results worsened further during the first quarter of 2008 in addition to the negative impacts realized during the fourth quarter of 2007, primarily due to increased purchased energy costs.  During the last six months, inflationary cost increases totaled $13.5 million, or approximately $0.56 per share, well above the impact seen in the preceding twelve months.  The continuing rise in crude oil prices and the resulting eventual impact on our electricity, natural gas, fuel oil and specialty chemical costs will continue to negatively impact our results for the balance of 2008.

 “Although the restart of the paper machine at PdM negatively impacted our first quarter results, the overall restructuring activities initiated during the last two years are progressing.  The PdM paper machine start-up is improving, but will continue to negatively impact results, albeit at a declining rate, likely into the third quarter of 2008.  Progress continues to be made in both France and the United States in the transfer of base tipping paper production following the fourth quarter 2007 completion of the base tipping paper machine rebuild in Brazil.  We are on pace to initiate the shutdown of the Lee Mills in May 2008.   However, full realization of the range of earnings improvement from the restructuring actions is now less certain given other factors

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impacting our business, including prospects for continuing inflationary cost increases and a weak U.S. dollar.  Given the accelerated rate of inflationary cost increases and unfavorable currency impacts, we are further evaluating actions to curtail operation of certain of our paper machines and are engaging our customers in price negotiations to offset inflationary cost increases and unfavorable currency impacts.  Decisions regarding any further restructuring actions will likely be forthcoming during 2008.

“Our reconstituted tobacco leaf business continues to realize sales volume growth and increased earnings.  Full year sales growth above 10 percent is expected for 2008.  Due to the January 2008 acquisition of the minority shareholder interest in LTRI, our consolidated results will reflect 100 percent of LTRI’s earnings for the remainder of 2008.

“Based upon the states that have passed LIP regulations, demand for this product is expected to grow from the current level of approximately 20 percent of North American cigarette consumption to approximately 57 percent by early 2010.  Additionally, states representing approximately 97 percent of North American consumption have either passed or proposed LIP regulations, and several cigarette producers have announced voluntary national distribution of this technology, supporting the likelihood that LIP cigarettes will be sold nationwide by late 2009 or early 2010.  As a result, we expect to realize continued growth in demand for cigarette paper used in LIP cigarettes, which would continue to significantly benefit our U.S. business unit’s results.  International LIP efforts are accelerating, especially in the European Union, or the EU.  Continued EU rule-making activities indicate that it is increasingly likely LIP cigarette regulations outside North America will become effective by 2012 and increase demand for cigarette paper used in these LIP cigarettes.  This is a positive development for us given our leadership position in this technology.  We continue to expand our U.S. capacity for cigarette paper processing for LIP cigarettes and have initiated capacity planning activities for this technology in Europe.

“Growth in earnings in 2008 is still expected to come from the acquisition of the LTRI minority interest, increased sales volumes for reconstituted tobacco leaf products and cigarette paper for LIP cigarettes and from the benefits of the announced restructuring activities.  The challenges to earnings growth in 2008 will continue to be inflationary cost increases, particularly energy, initial losses associated with the start-up of our rebuilt paper machine in France, as well as start-up expenses to be incurred by our 50 percent tobacco-related joint venture in China, likely further unfavorable foreign currency impacts and the ongoing decline in demand for our traditional paper products.  We anticipate that the first quarter of 2008 will be the lowest earnings period of the year, with some improvement in earnings occurring during the second quarter.  Substantial increases in earnings, excluding restructuring expenses, are not likely to occur until the second half of 2008 following full implementation of the current restructuring activities underway across our businesses along with likely additional pricing or restructuring actions needed to address inflationary cost and currency impacts.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review first quarter 2008 results with investors and analysts at 10:30 a.m. eastern time on Thursday, May 8, 2008.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

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About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,400 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the cost of some of these items has increased significantly, and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2007, 41 percent of our sales were to our 2 largest customers.  The loss of 1 or both such customers, or a significant reduction in 1 or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and cigarette paper for LIP cigarettes.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of excess capacity in the tobacco-related papers industry and increased purchased material and operating costs experienced in the last several years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our

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production facilities more effectively with reduced production volumes and additional restructuring activities are possible in the near future.

•                  Our Credit Agreement contains certain financial covenants including, but not limited to, a net debt to adjusted EBITDA ratio. While we currently project that we will not fail to comply with any of these covenants, changes from the expected results of operations, higher than expected capital spending, an unanticipated need for additional borrowing or other factors could cause us to violate one or more of the covenants in our Credit Agreement. In the event we breach the net debt to adjusted EBITDA covenant, we believe that we could obtain a temporary waiver of that covenant, obtain an amendment of our Credit Agreement  or access the markets for additional capital.  However, there is no assurance that the required bank consents could be obtained for a temporary waiver or an amendment, that a temporary waiver or amendment of our Credit Facilities would be adequate to fully resolve the condition giving rise to the default or that we could successfully access the markets for additional capital.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America and Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2008	2007	Change

Net Sales	$189.8	$170.3	+	11.5%
Cost of products sold	169.8	142.0	+	19.6
Gross Profit	20.0	28.3	-	29.3

Selling expense	6.4	5.6	+	14.3
Research expense	2.0	2.0		—
General expense	9.6	8.9	+	7.9
Total nonmanufacturing expenses	18.0	16.5	+	9.1

Restructuring expense	2.0	2.7	-	25.9

Operating Profit	—	9.1		N.M.
Interest expense	2.4	1.3	+	84.6
Other income (expense), net	(1.6)	0.1		N.M.
Income (Loss) Before Income Taxes, Minority Interest and Income (Loss) from Equity Affiliates	(4.0)	7.9		N.M.
Provision (benefit) for income taxes	(2.6)	1.9		N.M.
Minority interest in earnings of subsidiaries	0.2	1.7	-	88.2
Income (loss) from equity affiliates	0.4	(0.1)		N.M.
Net Income (Loss)	$(1.2)	$4.2		N.M.	%

Net Income (Loss) Per Share:
Basic	$(0.08)	$0.27		N.M.	%

Diluted	$(0.08)	$0.27		N.M.	%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,408,200	15,497,000

Diluted, including Common Share Equivalents	15,408,200	15,719,300

N.M. Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	March 31,	December 31,
Unaudited	2008	2007

ASSETS
Cash and cash equivalents	$5.5	$4.0
Accounts receivable	117.6	100.6
Inventories	140.6	131.2
Other current assets	12.7	11.4
Net property, plant and equipment	498.7	456.0
Intangibles and goodwill	19.8	2.8
Other noncurrent assets	73.0	69.0
Total Assets	$867.9	$775.0

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$34.8	$13.6
Other current liabilities	210.5	201.6
Long-term debt	160.0	87.3
Pension and other postretirement benefits	40.4	38.9
Deferred income tax liabilities	29.4	25.0
Deferred revenue	16.4	18.1
Other noncurrent liabilities	22.1	22.7
Total Liabilities	513.6	407.2
Minority interest	—	26.0
Stockholders’ equity	354.3	341.8
Total Liabilities and Stockholders’ Equity	$867.9	$775.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE THREE MONTHS ENDED MARCH 31,

(U.S. $ IN MILLIONS)

Unaudited	2008	2007

Net income (loss)	$(1.2)	$4.2
Depreciation and amortization	11.7	9.5
Restructuring related accelerated depreciation	0.5	0.7
Amortization of deferred revenue	(1.7)	(1.6)
Deferred income tax benefit	(6.6)	(1.1)
Minority interest in earnings of subsidiaries	0.2	1.7
Other items	1.2	0.4
Net changes in operating working capital	(12.1)	(3.7)
Cash Provided by (Used in) Operations	(8.0)	10.1

Capital spending	(18.6)	(9.0)
Capitalized software costs	(0.7)	(2.5)
Acquisition of minority interest	(51.3)	—
Equity investment in foreign subsidiaries	(1.9)	(1.9)
Other investing	(3.3)	(2.8)
Cash Used for Investing	(75.8)	(16.2)

Cash dividends paid to SWM stockholders	(2.3)	(2.4)
Changes in debt	88.8	3.1
Purchases of treasury stock	(1.2)	(0.1)
Other financing	0.1	1.5
Cash Provided by Financing	85.4	2.1

Effect of Exchange Rate Changes on Cash	(0.1)	—

Increase (Decrease) in Cash and Cash Equivalents	$1.5	$(4.0)

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended March 31,
	2008	2007	% Change
France	$120.8	$100.3	+	20.4%
United States	55.5	56.9	-	2.5
Brazil	17.9	17.4	+	2.9

Subtotal	194.2	174.6

Intersegment sales by:
France	(0.6)	(1.0)
United States	(0.7)	(0.8)
Brazil	(3.1)	(2.5)

Consolidated	$189.8	$170.3	+	11.5%

Operating Profit (Loss)

	For the three months ended March 31,
	2008	2007	% Change
France	$(0.9)	$7.2		N.M.	%
United States	5.4	4.5	+	20.0
Brazil	(1.7)	0.2		N.M.
Unallocated expenses	(2.8)	(2.8)		—

Consolidated	$—	$9.1		N.M.	%

Restructuring Expense

	For the three months ended March 31,
	2008	2007
France	$1.6	$2.4
United States	0.4	0.3
Consolidated	$2.0	$2.7

Operating Profit (Loss) Without Restructuring Expense*

	For the three months ended March 31,
	2008	2007	% Change
France	$0.7	$9.6	-	92.7%
United States	5.8	4.8	+	20.8
Brazil	(1.7)	0.2		N.M.
Unallocated expenses	(2.8)	(2.8)		—

Consolidated	$2.0	$11.8	-	83.1%

* Operating Profit (Loss) Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding

Restructuring expense to Operating Profit (Loss).

N.M.  Not Meaningful

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